EXHIBIT 8.2

FORM OF OPINION

[Letterhead of S&C]

                , 2002

EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), with and into HEC Holdings, Inc., a Delaware corporation (“HEC Holdings”).

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of October 28, 2001, by and among EchoStar, Hughes Electronics Corporation, a Delaware corporation (“Hughes”), and HEC Holdings, as amended as of December 14, 2001 and as amended and restated as of                  , 2002 (the “Merger Agreement”), the General Motors Consent Solicitation Statement (the “Consent Solicitation Statement”) filed by General Motors Corporation, a Delaware corporation, with the Securities and Exchange Commission (the “SEC”) and the Registration Statement on Form S-4, initially filed by HEC Holdings with the SEC on March 18, 2002 (Registration No. 333-84472), in which the Consent Solicitation Statement is included as a prospectus (with all amendments thereto, the “Registration Statement”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers, representatives, and shareholders of Hughes, HEC Holdings and EchoStar. Any capitalized term not defined herein shall have the meaning assigned to such term in the Merger Agreement.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Consent Solicitation Statement and the Registration Statement, (2) the consummation of the Merger and the Hughes Reorganization in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, (3) the accuracy as of the Merger Effective Time of (a) the factual representations made by HEC Holdings, which are set forth in the certificate delivered to us by HEC Holdings, dated the date hereof, (b) the factual representations made by EchoStar, which are set forth in the certificate delivered to us by

EchoStar Communications Corp.
                , 2002

EchoStar, dated the date hereof, and (c) the factual representations made by Charles W. Ergen, which are set forth in the certificate delivered to us by him, dated the date hereof, (4) that any representations made in such certificates that are qualified by knowledge or a qualification of like import will be accurate at the Merger Effective Time without such qualification and (5) that no change in law applicable to the Merger shall occur from the date hereof through the Merger Effective Time.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for United States federal income tax purposes:

(1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) No gain or loss will be recognized by EchoStar as a result of the Merger;

(3) No gain or loss will be recognized by EchoStar common stockholders who receive shares of New EchoStar Class A common stock or New EchoStar Class B common stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in New EchoStar common stock;

(4) The aggregate tax basis of New EchoStar common stock received pursuant to the Merger, including any fractional shares deemed received, will equal such stockholder's aggregate tax basis of the shares of EchoStar common stock exchanged therefor; and

(5) The holding period of shares of New EchoStar common stock received pursuant to the Merger, including any fractional shares deemed received, will include the holding period of the shares of EchoStar common stock exchanged therefor.

     We express no opinion (i) as to the effect of the Merger on any person to the extent such person is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system and (ii) concerning any tax consequences of the Merger other than those specifically set forth herein.

     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, EchoStar stockholders who received their EchoStar stock upon the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, non-U.S. persons, dealers or traders in securities or currencies, regulated investment companies, insurance companies, financial institutions, tax-exempt organizations, pass-through entities or taxpayers that hold EchoStar common stock, or will hold New EchoStar common stock, as part of a straddle, hedge, or conversion transaction or that have a “functional currency” other than the U.S. dollar.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “SUMMARY – Material U.S. Federal Income Tax Considerations Relating to the Transactions”, “THE TRANSACTIONS – Material U.S. Federal Income Tax Considerations Relating to the Transactions – The Hughes/EchoStar Merger” and “LEGAL MATTERS” in the Consent Solicitation Statement.

Very truly yours,